UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 14, 2008

AVISTA CORPORATION

(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 509-489-0500

Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Changes

On February 15, 2008, the Board of Directors of Avista Corporation (Avista Corp. or the Company) appointed Brian W. Dunham to serve as a director on the board effective March 1, 2008. Mr. Dunham, 50, is the president and chief executive officer of Northwest Pipe Company, which manufactures welded steel water transmission lines. Mr. Dunham will stand for election to the board at the annual meeting of shareholders on May 8, 2008.

Mr. Dunham has been with Northwest Pipe Company since 1990, and served as chief financial officer, vice president, treasurer and secretary from 1990 to 1995. He was named executive vice president in 1995, chief operating officer in 1997, and stepped into his current position as president and chief executive officer in 2001. Prior to joining Northwest Pipe Company, Dunham held senior accounting positions with Coopers and Lybrand LLP.

Mr. Dunham was appointed to serve on the Finance Committee of the board. As a director, Mr. Dunham will receive compensation consistent with the other directors of Avista Corp. as disclosed in Exhibit 10.1 to Avista Corp.’s quarterly report on Form 10-Q for the quarter ended September 30, 2007.

On February 15, 2008, Lura J. Powell provided notification to Avista Corp. that she will not stand for re-election to the board when her term expires in May 2008 to focus on her professional commitments in technology and healthcare.

Amendment to Income Continuation Plan

On February 14, 2008, the Compensation & Organization Committee of the board approved the new plan document reflecting amendments to the Company’s Income Continuation Plan. The Income Continuation Plan provides death benefits to beneficiaries of executive officers who die during their term of office or after retirement. Under the plan, an executive officer’s designated beneficiary will receive a payment equal to twice the executive officer’s annual base salary at the time of death (or if death occurs after retirement, a payment equal to twice the executive officer’s total annual pension benefit). The most significant amendment to the plan eliminated a provision which allowed an executive officer to elect for their beneficiaries to receive one quarter of such payment each year over a ten-year period commencing within 30 days of the executive officer’s death. The plan was also amended to provide that those who become executive officers after December 31, 2007 will no longer be eligible to receive benefits after retirement.

Compensation for Chief Executive Officer

As previously disclosed, the Board of Directors of Avista Corp. elected Scott L. Morris to the positions of Chairman of the Board, President and Chief Executive Officer effective January 1, 2008. Mr. Morris was previously the President and Chief Operating Officer of Avista Corp. On February 14, 2008, the Compensation & Organization Committee of the board approved new compensation for Mr. Morris as Chairman of the Board, President and Chief Executive Officer. For further information on executive compensation, refer to the section “Compensation Discussion and Analysis” included Company’s Proxy Statement filed with the Securities and Exchange Commission on March 30, 2007.

The Company provides executive officers with base salary to compensate them for services rendered during the fiscal year. Base salary ranges for executive officers are determined according to his/her position and responsibility by using the market data provided by the external consultant and by considering other data points referenced earlier, including publicly disclosed information regarding the top ranks in similar positions. Mr. Morris’ annual base salary was increased from $470,000 to $630,000 effective retroactive to January 1, 2008.

The Company has an Executive Incentive Plan that provides the opportunity for executive officers to earn annual cash awards based on meeting certain corporate and utility performance measures. For 2008, Mr. Morris, as Chief Executive Officer, will have a target annual cash incentive award equal to 90% of base salary. The actual amounts paid could increase (up to 150% of target) or decrease (as low as 0% of target) depending on the Company’s actual performance during 2008.

The Company has a Long-Term Incentive Plan that has a primary objective of linking management compensation with the long-term interests of shareholders. The Long-Term Incentive Plan provides a combination of performance shares and restricted stock awards to executive officers, including Mr. Morris. Currently, approximately 75 percent of the total award is delivered through performance shares and approximately 25 percent is delivered through restricted shares.

The performance share awards are designed to provide a clear link to the long-term interests of shareholders by assuring that awards will be paid only if Avista Corp. attains positive shareholder return performance relative to its peers over a three-year period. The peer group for performance purposes consists of companies comprising the S&P 400 Utilities Index. The amount of the payment with respect to any award is determined at the end of the three-year performance cycle based on the Company’s percentile ranking compared to the index, and is payable at the Compensation & Organization Committee’s option in either cash or Avista Corp. common stock, or both. Dividend equivalents earned over the cycle based on the shares earned are paid in cash.

The number of performance shares delivered to executive officers, including Mr. Morris, at the end of the three-year cycle will range from 0 to 150% of the number awarded. Shareholder return must be positive and must be at least at the 45th percentile of the S&P 400 Utilities Index over the performance period to generate a threshold payout of 50% of the target number of shares allocated to each individual. If the relative shareholder return is below the 45th percentile of the peer group, then no participant will receive performance shares. To receive 100% of the award, Avista Corp. must perform at the 55th percentile among the S&P 400 Utilities Index. Awards can be achieved up to the 150% level if Avista Corp. performs above the 85 th percentile. Awards are interpolated for performance results. For example: if Avista Corp.’s total shareholder return ranking is in the 68th percentile, then the payout would result in 122% of target. As Chief Executive Officer, Mr. Morris was granted 51,400 performance shares for the 2008-2010 performance cycle.

Restricted stock awards provide an incentive to executive officers focused solely on growth of Avista Corp. stock value. For all officers other than the Chief Executive Officer, the vesting of restricted stock is time-based, and the shares vest in three equal annual increments, provided the executive remains employed by the Company. If the employment of an executive officer terminates, all unvested shares are forfeited.

For Mr. Morris, as Chief Executive Officer, the restricted shares vest in equal installments over three years, but vesting is also based on the attainment of performance targets, so that the compensation will qualify as performance-based compensation and be tax-deductible by the Company. In order for Mr. Morris’ restricted shares to vest, Avista Corp.’s return on equity (ROE) must exceed a hurdle rate equal to the Company’s ten-year cost of debt (which is close to the average maturity on the Company’s debt portfolio). ROE was selected as a performance measure as it measures the efficient use of equity capital. The hurdle rate will be reset and reviewed by the Compensation & Organization Committee for each year of the performance period. For Mr. Morris’ 2008 grant, the ROE hurdle rate is 5.76%. This hurdle rate must be achieved for shares to vest in a given year. During the vesting period, the Company pays quarterly dividends on the outstanding restricted stock. As Chief Executive Officer, Mr. Morris was granted 12,500 restricted shares for the 2008-2010 vesting period.

Mr. Morris, as with all regular employees, continues to be eligible for the Company’s qualified retirement or pension plan, the Company’s 401(k) plan (which includes Company matching contributions), health and dental coverage, company-paid term life insurance, disability insurance, paid time off, and paid holidays. In addition, as an executive officer of Avista Corp., Mr. Morris continues to be eligible to receive benefits under the Supplemental Executive Retirement Plan, the Income Continuation Plan and Supplemental Executive Disability Plan. Mr. Morris also continues to be able to elect to participate in the Executive Deferred Compensation Plan.

Avista Corp. has Change of Control Agreement with all of its executive officers, including Mr. Morris. Mr. Morris’ Change of Control Agreement does not change with his appointment to Chairman of the Board, President and Chief Executive Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date: February 20, 2008	/s/ Marian M. Durkin
Marian M. Durkin
Senior Vice President, General Counsel and Chief Compliance Officer